Exhibit (d)(1)

MANAGEMENT AGREEMENT

NEUBERGER BERMAN ETF TRUST

This Agreement is made as of January 3, 2022, between Neuberger Berman ETF Trust, a Delaware statutory trust (“Trust”), and Neuberger Berman Investment Advisers LLC, a Delaware limited liability company (“Manager”).

WITNESSETH:

WHEREAS, Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company and has established several separate series of shares (“Series”) with each Series having its own assets and investment policies; and

WHEREAS, Trust desires to retain the Manager as investment adviser to furnish investment advisory and portfolio management services to each Series listed in Schedule A attached hereto, to such other Series of Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter “Series” shall refer to each Series which is subject to this Agreement), and the Manager is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Services of the Manager

1.1 Investment Management Services. The Manager shall act as the investment adviser to the Series and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Series in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Series, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Manager will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best net price and most favorable execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Manager with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.

The Series hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Manager shall carry out its duties with respect to the Series’ investments in accordance with applicable law and the investment objectives, policies and restrictions of the Series adopted by the trustees of Trust (“Trustees”), and subject to such further limitations as the Series may from time to time impose by written notice to the Manager.

1.2 Administrative Services. The Manager shall supervise the Series’ business and affairs and shall provide such services required for effective administration of the Series as are not provided by employees or other agents engaged by the Series; provided, that the Manager shall not have any obligation to provide under this Agreement any direct or indirect services to the holders of interests in the Series (“Interestholders”), any services related to the sale of interests in the Series, or any other services which are the subject of a separate agreement or arrangement between the Series and the Manager. In providing administrative services hereunder, the Manager shall provide or cause to be provided the services shown on Appendix A, as necessary or appropriate.

1.3 The Manager can use any of the officers and employees of Neuberger Berman Investment Advisers LLC or any affiliate to provide any of the non-investment advisory services described herein, and can subcontract to third parties, provided the Manager remains as fully responsible to the Trust or Series, as applicable, under this contract as if the Manager had provided the services directly.

2. Expenses of the Series

2.1 Expenses to be Paid by the Manager. Except as otherwise provided in Section 2.2 of this Agreement, the Manager agrees to pay all expenses incurred by a Series.

2.2 Expenses to be Paid by the Series. The Trust, on behalf of each Series, on a Series-by-Series basis out of the assets of the particular Series for which an expense relates, agrees to pay all of the following costs of operating such Series: (i) interest and taxes (including, but not limited to, income, excise, transaction, transfer and withholding taxes); (ii) brokerage expenses, including commissions, and other transaction costs; (iii) acquired fund fees and expenses; (iv) dividend and interest expenses relating to short sales; (v) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (vi) the compensation payable to the Manager under this Agreement; (vii) securities lending expenses; (viii) litigation expenses and tax reclaim expenses; (ix) indemnification expenses; and (x) any expenses determined to be extraordinary expenses by the Board. For the avoidance of doubt, any fees and expenses incurred by a Series in connection with the lending of its portfolio securities shall be treated as reducing the gross revenues or income receivable from such arrangements and shall not be treated as a fee or expense for which the Manager is responsible.

3. Advisory Fee

3.1 Fee. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Manager under this Agreement, each Series shall pay the Manager an annual fee as set out in Schedule B to this Agreement.

3.2 Computation and Payment of Fee. The advisory fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule B hereto), and multiplying this product by the net assets of the Series, determined in the manner established by the Trustees, as of the close of business on the last preceding business day on which the Series’ net asset value was determined.

4. Ownership of Records

All records required to be maintained and preserved by the Series pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Series are the property of the Series and shall be surrendered by the Manager promptly on request by the Series; provided, that the Manager may at its own expense make and retain copies of any such records.

5. Reports to Manager

The Series shall furnish or otherwise make available to the Manager such copies of that Series’ financial statements, proxy statements, reports, and other information relating to its business and affairs as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6. Reports to the Series

The Manager shall prepare and furnish to the Series such reports, statistical data and other information in such form and at such intervals as the Series may reasonably request.

7. Retention of Sub-Adviser

The Manager may enter into an Advisory Agreement with an investment adviser, in which the Manager, at its own cost and expense, delegates to the investment adviser any or all of its duties specified in Section 1.1 hereof, provided that the investment adviser agrees to be bound by all duties and conditions to which the Manager is subject hereunder, and provided further that the Advisory Agreement meets all requirements of the 1940 Act and the rules thereunder. Retention of an investment adviser shall in no way reduce the responsibilities or obligations of the Manager under this Agreement and the Manager shall be responsible to Trust and the Series for all acts or omissions of the investment adviser in connection with the performance of the Manager’s duties hereunder.

8. Services to Other Clients

Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

9. Limitation of Liability of Manager and its Personnel

Neither the Manager nor any director, officer or employee of the Manager performing services for the Series at the direction or request of the Manager in connection with the Manager’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed (i) to protect the Manager against any liability to Trust or a Series or its Interestholders to which the Manager would otherwise be subject by reason of the Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Manager’s duties, or by reason of the Manager’s reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, officer or employee of the Manager who is or was a Trustee or officer of Trust against any liability to Trust or a Series or its Interestholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with Trust.

10. No Liability of other Series

This Agreement is made by each Series pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or Interestholders of the Series individually, but bind only the property of that Series and no other.

11. Effect of Agreement

Nothing herein contained shall be deemed to require the Series to take any action contrary to the Trust’s Trust Instrument or By-Laws, any actions of the Trustees binding upon the Series, or any applicable law, regulation or order to which the Series is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Series or Trust.

12. Term of Agreement

The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on that date and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through December 15, 2023. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through the second October 31 following the date of execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that the Manager shall not have notified a Series in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation. The Manager shall furnish to Trust and the Series, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13. Amendment or Assignment of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii), as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

14. Termination of Agreement

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party; provided, that in the case of termination by any Series, such action shall have been authorized (i) by resolution of the Trustees, including the vote or written consent of a majority of Trustees who are not parties to this Agreement or interested persons’ of either party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Series.

15. Name of the Series

Each Series hereby agrees that if the Manager shall at any time for any reason cease to serve as investment adviser to a Series, the Series shall, if and when requested by the Manager, eliminate from the Series’ names the name “Neuberger Berman” and thereafter refrain from using the name “Neuberger Berman” or the initials “NB” in connection with its business or activities, and the foregoing agreement of a Series shall survive any termination of this Agreement and any extension or renewal thereof.

16. Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17. Choice of Law

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

18. Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19. Execution in Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

NEUBERGER BERMAN ETF TRUST

/s/ Joseph V. Amato
Name:	Joseph V. Amato
Title:	President and Chief Executive Officer

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

/s/ Joseph V. Amato
Name:	Joseph V. Amato
Title:	President and Chief Executive Officer

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

APPENDIX A

The Manager shall provide or cause to be provided the following administrative services:

1.1 Supervision. Supervise the overall administration of the Trust and Series, including negotiation of contracts and fees with Trust service providers; coordinate and oversee the performance and billings of Trust service providers and liaise with them; among others, the Trust’s relevant service providers may include, but may not be limited to, transfer agents, shareholder servicing agents, depositories, transfer or similar agents, pricing agents, dividend disbursing agents, listing exchanges, registrars and clearing agents, including the Depository Trust Company and National Securities Clearing Corporation (“NSCC”), sub-administrator, accountants, attorneys, underwriters, brokers and dealers, including authorized participants, corporate fiduciaries, insurers, and banks;

1.2 Regulatory and Portfolio Compliance. Assist in developing appropriate compliance procedures for each Series to monitor compliance with investment objectives, policies, guidelines and the 1940 Act and other applicable law and relevant regulations, including exchange listing requirements, and provide compliance monitoring services with respect to such procedures as reasonably requested, provided that such compliance must be determinable by reference to the Series’ accounting records; and monitor and advise the Trust and the Series on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

1.3 Performance Reporting. Perform, at a minimum, calculations of the 1-, 3-, 5-, and 10-year returns of each Series (and other performance information as mutually agreed); calculate performance data of the Series for dissemination to (i) the Trust, including the Board, (ii) information services covering the investment company industry and (iii) other parties, as requested by Trust management; calculate portfolio turnover and expense ratio; and calculate daily spread between net asset value per share (“NAV”) and market price of Series’ shares;

1.4 Accounting Services. If applicable, allocate income and expense and calculate the NAV of each Series in accordance with the relevant provisions of the applicable prospectus of each Series and applicable regulations under the 1940 Act; apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust; verify and reconcile with the Series’ custodian all daily trade activity; compute, as appropriate, each Series’ net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed); review daily the NAV calculation and dividend factor (if any) for each Series prior to release, check and confirm the NAVs and dividend factors for reasonableness and deviations, and distribute NAVs to NSCC via the portfolio composition file or similar process; determine and report unrealized appreciation and depreciation on securities held by the Series; amortize, when appropriate, premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with generally accepted accounting principles or any successor principles; update fund accounting system to reflect any rate changes, as received from any third party vendor or any variable rate instruments; post Series transactions to appropriate categories; accrue expenses of each Series and submit changes to accruals and expense items to authorized officers of the Trust for review and approval; and determine the outstanding receivables and payables for all (1) security trades, (2) Series share transactions and (3) income and expense accounts; provide accounting reports in connection with the Trust’s regular annual audit, and other audits and examinations by regulatory agencies;

1.5 Financial Reporting. Work with the Series’ accounting agent and/or custodian to prepare financial statements for the Series; coordinate the audit of the financial statements by the independent public accountants, including any unaudited financial statements, as well as supporting audit work papers and other schedules and provide relevant support, such as expense accruals and invoices;

1.6 Tax Support Services. Coordinate with the Trust’s independent public accountants and any other tax service provider to the Trust or Series to ensure all tax related financial reporting is completed, as necessary or appropriate; perform required tax compliance tests and perform any recalculations or adjustments, as necessary or appropriate; prepare calculation of income and capital gain distribution estimates incorporating book/tax adjustments as provided by the Trust and/or its tax service provider; incorporate (as instructed) certain tax adjustments provided to a service provider from the Trust and/or their tax service provider into the accounting records and/or system as applicable to system functionality; and perform other tax services as necessary or appropriate;

1.7 Office Space, Equipment and Facilities. Furnish such office space, office equipment and office facilities as are adequate for the needs of the Series;

1.8 Personnel. Provide the services of individuals, and pay the salaries of such individuals, competent to perform all of the executive, administrative and clerical functions of the Series that are not performed by employees or other agents engaged by the Series or by Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Series;

1.9 Agents. Assist the Series in selecting and coordinating the activities of the other agents engaged by the Series, including the Series’ independent auditors and Trust’s legal counsel;

1.10 Trustees and Officers. Authorize and permit the Manager’s directors, officers or employees who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust or the Series;

1.11 Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Series are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations;

1.12 Reports, Filings and Board Matters. Assist in the preparation of all periodic reports to the Board and/or by the Series to shareholders of the Series, including all reports and filings required by the Securities and Exchange Commission and all reports to maintain the registration and qualification of the Series shares, or to meet other regulatory, tax or exchange listing requirements applicable to the Series, under federal and state securities and tax laws; attend regular and special Board meetings, coordinate and oversee the production and preparation of materials for the Board and provide information to the Board regarding the services provided, as requested from time to time;

1.13 Maintenance. Maintain the Trust’s and Series’ existence, as directed by the Board;

1.14 Insurance. Subject to approval of the Board of Trustees, administratively assist the Trust in obtaining fidelity bond and E&O/D&O insurance coverage; and

1.15 Miscellaneous. To the extent not done by another Trust service provider: coordinate with the Trust’s distributor or other service providers to facilitate the setup of Series on appropriate securities exchanges; consult with and assist the Trust’s distributor or other service providers to facilitate and coordinate the negotiation and execution of selling and servicing agreements, including authorized participant agreements, on behalf of the Series, to the extent necessary; facilitate communications and assist with monitoring the Trust’s distributor or other service providers in regard to selling and servicing arrangements, including authorized participant agreements; facilitate the processing of share creations/redemptions with the Trust’s distributor, transfer agent or other service providers; maintain creation/redemption records; prepare, update, execute, and maintain agreements with authorized participants; monitor any complaints concerning the Trust, maintain a log of such complaints as required by applicable law. and assist in resolving such complaints.

The Manager shall also provide or cause to be provided any additional administrative services not shown on this Appendix A, as required for effective administration of the Series.

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ETF TRUST

Neuberger Berman Carbon Transition & Infrastructure ETF

Neuberger Berman Disrupters ETF

Neuberger Berman Next Generation Connected Consumer ETF

Date: March 24, 2022

Sch. A-1

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN CARBON TRANSITION & INFRASTRUCTURE ETF

0.65% of average daily net assets

NEUBERGER BERMAN DISRUPTERS ETF

0.65% of average daily net assets

NEUBERGER BERMAN NEXT GENERATION CONNECTED CONSUMER ETF

0.65% of average daily net assets

Date: March 24, 2022

Sch. B-1